Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Investor Relations

212-479-3195

Newcastle Announces First Quarter 2012 Results

FIRST QUARTER 2012 HIGHLIGHTS

•	Core Earnings of $0.33 per diluted share

•	GAAP income of $0.68 per diluted share

•	Cash Available for Distribution of $20 million

•	Declared Common Dividend of $0.20 per share, or $21 million

•	Current Unrestricted Cash to Invest of $51 million

FIRST QUARTER 2012 FINANCIAL RESULTS

New York, NY, May 10, 2012 – Newcastle Investment Corp. (NYSE: NCT) reported that in the first quarter of 2012, income available for common stockholders (“GAAP income”) was $72 million, or $0.68 per diluted share, compared to $108 million, or $1.73 per diluted share, in the first quarter of 2011.

GAAP income of $72 million consisted of the following:

Core Earnings:

•	$35 million, or $0.33 per diluted share, which is equal to net interest income less expenses, net of preferred dividends

Other Income/Loss:

•

$30 million of other income related to a $5 million net gain on the settlement of investments, a $21 million gain on the extinguishment of CDO debt, and a $4 million non-cash mark-to-market gain primarily related to interest rate derivatives in the CDOs

•	$7 million of non-cash mark-to-market net gain on loans held for sale and impairment recorded on investments

During the first quarter of 2012, the Company generated $20 million of Cash Available for Distribution (“CAD”), compared to $18 million in the fourth quarter of 2011.

On March 14, 2012, the Board of Directors declared a quarterly dividend of $0.20 per common share, or $21 million, for the first quarter of 2012. The Board of Directors also declared dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.75% Series B, 8.05% Series C and 8.375% Series D preferred stock, respectively, for the period beginning February 1, 2012 and ending April 30, 2012.

In the first quarter of 2012, GAAP book value increased by $1.25 per share. As of March 31, 2012, GAAP book value was $2.49 per share, compared to $1.24 per share as of December 31, 2011.

The following table summarizes the Company’s operating results ($ in millions, except per share data):

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Summary Operating Results:

GAAP income	$72	$19	$108

GAAP income, per diluted share	$0.68	$0.18	$1.73

Non-GAAP Results:

Core earnings	$35	$32	$26

Core earnings, per diluted share	$0.33	$0.30	$0.41

Cash Available for Distribution	$20	$18	$15

For a reconciliation of income available for common stockholders to core earnings and net cash flow provided by operating activities to cash available for distribution, please refer to the tables following the presentation of GAAP results.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the “Quarterly Supplement – First Quarter 2012” presentation posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com.

For consolidated investment portfolio information, please refer to the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which are also available on the Company’s website (www.newcastleinv.com)

FIRST QUARTER 2012 INVESTMENT ACTIVITY

$179 million of unrestricted cash invested or committed to invest:

On March 6, 2012, the Company announced that it had signed definitive agreements to acquire its second investment in Excess Mortgage Servicing Rights (“Excess MSRs”) from Nationstar Mortgage LLC (“Nationstar”) in connection with their acquisition of mortgage servicing assets from Aurora Bank. Newcastle expects to invest approximately $170 million to acquire an approximately 65% interest in the Excess MSRs. Nationstar will be the servicer of the loans and will invest alongside Newcastle by acquiring the remaining approximately 35% interest in the Excess MSRs. The unpaid principal balance of the total portfolio is expected to be approximately $63 billion at closing and be comprised of approximately 75% non-conforming loans in private label securitizations and approximately 25% conforming loans in GSE pools. The investment is expected to close at the end of May and is subject to regulatory and third-party approvals. The Company expects the investment to generate an 18% return and $341 million of total cash flow, or 2.0x its initial investment over an average life of 5.6 years.

Newcastle invested $9 million to repurchase $30 million face amount of a Newcastle CDO X Class A-3 bond at a price of 30.5% of par, with an expected return of 18% and an average life of 9.8 years.

$60 million of restricted CDO cash invested:

Newcastle invested $60 million to purchase $70 million face amount of assets at an average price of 86.6% of par, with an expected average yield of 10% and an average life of 5.2 years, including the following:

•

Invested $15 million to purchase $22 million face amount of a CMBS and a ABS at an average price of 68.3% of par, with an expected average yield of 9%, an average life of 7.3 years, and an average rating of BBB.

•

Invested $45 million to purchase $48 million face amount of three commercial real estate loans at an average price of 94.7% of par, with an expected average yield of 10%, an average loan-to-value ratio of 53%, and an expected average life of 4.3 years.

CASH AND RECOURSE FINANCING

As of May 8, 2012, the Company’s cash and recourse financings, excluding junior subordinated notes, were as set forth below:

•	Unrestricted Cash – The Company had $221 million of unrestricted cash, of which $170 million is committed to purchase the Aurora Excess MSR, leaving $51 million of unrestricted cash to invest.

•

Restricted CDO Cash - The Company had $80 million of restricted cash available for reinvestment within its consolidated CDOs, of which $25 million is committed and expected to settle within the next 10 days.

•	Recourse Financing – The Company had $224 million related to the financing of FNMA and FHLMC securities and $2 million related to the financing of senior Newcastle CDO bonds it repurchased.

I.	REAL ESTATE DEBT PORTFOLIO

As of March 31, 2012, the Company’s real estate debt portfolio consisted of $3.8 billion of diversified assets financed with $2.8 billion of primarily match funded, non-recourse debt. Assets included 357 commercial, residential and corporate real estate securities and loan investments with an average investment size of $10 million, and 9,721 mortgage loans backed by residential real estate.

During the first quarter of 2012, the portfolio generated total cash flow of $35 million of which $27 million contributed to CAD. During the quarter, the weighted average carrying value of the March 31, 2012 portfolio changed from a price of 76.8 to 79.5, an increase of 3.5% or $101 million.

Newcastle CDO financings

As of March 31, 2012, Newcastle’s five CDOs were comprised of $3.3 billion face amount of collateral (value of 79.2% of par) financed with $2.4 billion of debt. During the first quarter of 2012, the CDOs generated $24.5 million of total cash flow which included:

•	$20.0 million of CDO cash receipts consisting of $15.4 million of excess interest, $3.1 million of interest on retained and repurchased CDO debt, and $1.5 million of senior collateral management fees

•	$4.5 million of principal repayments on repurchased CDO debt, of which $1.7 million contributed to CAD

The following table summarizes the cash receipts in the first quarter of 2012 from the Company’s consolidated CDO financings and the results of their related coverage tests ($ in thousands):

			Interest
			Coverage
	Primary		% Excess (Deficiency)	Over-Collateralization Excess (Deficiency) (2)(3)
	Collateral	Cash	April 30,	April 30, 2012		March 31, 2012		December 31, 2011
	Type	Receipts (1)	2012 (2)%		$	%	$	%	$
CDO IV	Securities	$416	42.8%	-2.1%	(4,070)	-2.1%	(4,070)	-2.3%	(4,622)
CDO VI	Securities	138	-203.1%	-63.3%	(177,751)	-63.2%	(177,539)	-60.7%	(174,289)
CDO VIII	Loans	6,215	387.6%	8.8%	55,821	8.3%	53,094	8.6%	55,614
CDO IX	Loans	7,046	439.5%	14.9%	96,061	18.9%	121,772	13.0%	84,174
CDO X	Securities	6,221	332.8%	7.1%	81,190	8.2%	93,725	8.4%	96,025

Total		$20,036

(1)	Cash receipts exclude principal repayments from repurchased bonds. Cash receipts for the quarter ended March 31, 2012 may not be indicative of cash receipts for subsequent periods. See Forward-Looking Statements below for risks and uncertainties that could cause cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents the excess or deficiency under the applicable interest coverage or over-collateralization test to the first threshold at which cash flow would be redirected. The Company generally does not receive material interest cash flow from a CDO until a deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before April 30, 2012, March 31, 2012 or December 31, 2011, as applicable. The CDO IV test is conducted only on a quarterly basis (December, March, June and September).
(3)	As of the April 2012 remittance, the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P, or Fitch) for CDOs VIII, IX, and CDO X were $30 million, $7 million, and $88 million, respectively.

Other Real Estate Related Investments

As of March 31, 2012, other real estate related investments were comprised of $579 million face amount of assets (value of 85.6% of par) financed with $418 million of debt. During the first quarter of 2012, these investments generated $10.3 million of total cash flow which included:

•	$5.3 million consisting of excess interest, interest on retained debt, and senior collateral management fees

•	$5.0 million of principal repayments from a commercial real estate loan

II.	EXCESS MSRs

As of March 31, 2012, Newcastle’s Excess MSRs portfolio consisted of one investment with a carrying value of $42.6 million, representing a 65% interest in an Excess MSR on an unpaid principal balance of $9.4 billion. During the quarter, this investment generated $4.5 million of total cash flow, of which $2.0 million contributed to CAD.

In the first five months of the investment, the Company received $7.4 million of total cash flow, or 17% of the initial $44 million investment.

•	Actual life-to-date IRR of 23%, compared to an initial expected IRR of 20%

•	Constant prepayment rate was 12.9% in April compared to an initial projection of 30%

•	Recapture rate was 36% in April compared to an initial projection of 35%

INVESTMENT PORTFOLIO

The following table describes the investment portfolio as of March 31, 2012 ($ in millions):

			% of	Carrying			Weighted
	Face	Basis	Total	Value	Number of		Average
	Amount $	Amount $ (5)	Basis	Amount $	Investments	Credit (6)	Life (years) (7)
I. Real Estate Related Investments
Commercial Assets
CMBS	$1,502	$1,125	38.3%	$1,187	196	BB+	4.0
Mezzanine Loans	584	462	15.7%	462	16	73%	2.4
B-Notes	187	163	5.5%	163	6	60%	2.9
Whole Loans	30	30	1.0%	30	3	48%	1.7
CDO Securities (1)	87	68	2.3%	65	3	BB+	3.3
Other Investments (2)	25	25	0.9%	25	1	—	—

Total Commercial Assets	2,415	1,873	63.7%	1,932			3.4

Residential Assets
MH and Residential Loans	367	318	10.8%	318	9,721	704	6.5
Subprime Securities	255	127	4.3%	132	63	B	7.0
Real Estate ABS	52	38	1.3%	37	13	B+	8.2

	674	483	16.4%	487			6.8
FNMA/FHLMC Securities	227	238	8.1%	240	32	AAA	4.6

Total Residential Assets	901	721	24.5%	727			6.3

Corporate Assets

REIT Debt	120	119	4.1%	123	18	BB+	2.4
Corporate Bank Loans	296	184	6.3%	184	6	CC	2.9

Total Corporate Assets	416	303	10.4%	307			2.8

Total Real Estate Related Investments (3)	3,732	2,897	98.6%	2,966			4.0

II. Excess MSR Investments
Portfolio 1	43	41	1.4%	43	1	—	6.0

Total Portfolio/Weighted Average (4)	$3,775	$2,938	100.0%	$3,009			4.0

(1)	Represents non-consolidated CDO securities, excluding ten securities with a zero value that had an aggregate face amount of $117 million.
(2)	Relates to an equity investment in a REO property.
(3)	Total Real Estate Related Investments excludes $98 million of CDO cash available for reinvestment.
(4)	Excludes operating real estate held for sale of $8 million and loans subject to call option with a face amount of $406 million.
(5)	Net of impairment.
(6)	Credit represents the weighted average of minimum ratings for rated assets, the Loan to Value ratio (based on the appraised value at the time of purchase or refinancing) for non-rated commercial assets, or the FICO score for non-rated residential assets and an implied and assumed AAA rating for FNMA/FHLMC securities. Ratings provided herein were determined by third party rating agencies as of a particular date, may not be current and are subject to change at any time.
(7)	Weighted average life is based on the timing of expected principal reduction on the asset.

CONFERENCE CALL

Newcastle’s management will conduct a live conference call on 8:30 A.M. Eastern Time to review the financial results for the first quarter 2012. A copy of the earnings press release is posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-888-243-2046 (from within the U.S.) or 1-706-679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle First Quarter 2012 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. Eastern Time on Thursday, May 17, 2012 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “78203390”.

ABOUT NEWCASTLE

The Company invests in real estate debt and other real estate related assets, including excess mortgage servicing rights. The Company is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. For more information regarding the Company or to be added to our e-mail distribution list, please visit http://www.newcastleinv.com.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the expected average life of an investment, the expected returns, or expected yield on an investment, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that market conditions cause downgrades of a significant number of our securities or the recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; actual recapture rates with respect to any Excess MSR investment; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CAUTIONARY NOTE REGARDING EXPECTED RETURNS AND EXPECTED YIELDS PRESENTED IN THIS PRESS RELEASE

Expected returns and expected yields are estimates of the annualized effective rate of return that we presently expect to be earned over the expected average life of an investment (i.e., IRR), after giving effect, in the case of returns, to existing leverage, and calculated on a weighted average basis. Expected returns and expected yields reflect our estimates of an investment’s coupon, amortization of premium or discount, and costs and fees, and they contemplate our assumptions regarding prepayments, defaults and loan losses, among other things. In the case of Excess MSRs, these assumptions include the recapture rate. Income recognized by the Company in future periods may be significantly less than the income that would have been recognized if an expected return or expected yield were actually realized, and the estimates we use to calculate expected returns and expected yields could differ materially from actual results.

Statements about expected returns and expected yields in this press release are forward-looking statements. You should carefully read the cautionary statement above under the caption “Forward-looking Statements,” which directly applies to our discussion of expected returns and expected yields.

Newcastle Investment Corp.

Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except share data)

	Three Months Ended March 31
	2012	2011
Interest income	$74,899	$72,203
Interest expense	30,165	38,165

Net interest income	44,734	34,038

Impairment (Reversal)
Valuation allowance (reversal) on loans	(9,031)	(41,307)
Other-than-temporary impairment on securities	5,883	3,112
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of reversal of other comprehensive loss into net income (loss)	(3,932)	989

	(7,080)	(37,206)

Net interest income after impairment	51,814	71,244

Other Income (Loss)
Gain (loss) on settlement of investments, net	4,823	34,092
Gain on extinguishment of debt	20,743	11,042
Other income (loss), net	4,186	335

	29,752	45,469

Expenses
Loan and security servicing expense	1,098	1,060
General and administrative expense	2,285	1,601
Management fee to affiliate	4,976	4,189

	8,359	6,850

Income from continuing operations	73,207	109,863
Income (loss) from discontinued operations	264	(190)

Net Income	73,471	109,673
Preferred dividends	(1,395)	(1,395)

Income Available for Common Stockholders	$72,076	$108,278

Income Per Share of Common Stock
Basic	$0.68	$1.73

Diluted	$0.68	$1.73

Income from continuing operations per share of common stock, after preferred dividends
Basic	$0.68	$1.73

Diluted	$0.68	$1.73

Income (loss) from discontinued operations per share of common stock
Basic	$—	$—

Diluted	$—	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	105,181,009	62,602,184

Diluted	105,670,102	62,611,070

Dividends Declared per Share of Common Stock	$0.20	$—

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2012 (Unaudited)	December 31, 2011
Assets
Non-Recourse VIE Financing Structures
Real estate securities, available for sale	$1,536,251	$1,479,214
Real estate related loans, held for sale, net	838,818	807,214
Residential mortgage loans, held for investment, net	321,347	331,236
Subprime mortgage loans subject to call option	404,979	404,723
Operating real estate, held for sale	7,739	7,741
Other investments	18,883	18,883
Restricted cash	107,875	105,040
Derivative assets	1,832	1,954
Receivables and other assets	22,147	23,319

	3,259,871	3,179,324

Recourse Financing Structures and Unlevered Assets
Real estate securities, available for sale	248,638	252,530
Real estate related loans, held for sale, net	—	6,366
Residential mortgage loans, held for sale, net	2,775	2,687
Investments in excess mortgage servicing rights at fair value	42,587	43,971
Other investments	6,024	6,024
Cash and cash equivalents	156,425	157,356
Receivables and other assets	3,226	3,541

	459,675	472,475

	$3,719,546	$3,651,799

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Non-Recourse VIE Financing Structures
CDO bonds payable	$2,365,537	$2,403,605
Other bonds and notes payable	190,091	200,377
Repurchase agreements	5,644	6,546
Financing of subprime mortgage loans subject to call option	404,979	404,723
Derivative liabilities	108,774	119,320
Accrued expenses and other liabilities	15,723	16,112

	3,090,748	3,150,683

Recourse Financing Structures and Other Liabilities
Repurchase agreements	228,080	233,194
Junior subordinated notes payable	51,247	51,248
Dividends payable	21,966	16,707
Due to affiliates	1,659	1,659
Accrued expenses and other liabilities	2,824	6,219

	305,776	309,027

	3,396,524	3,459,710

Stockholders’ Equity (Deficit)
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of March 31, 2012 and December 31, 2011	61,583	61,583
Common stock, $0.01 par value, 500,000,000 shares authorized, 105,181,009 shares issued and outstanding at March 31, 2012 and December 31, 2011	1,052	1,052
Additional paid-in capital	1,275,792	1,275,792
Accumulated deficit	(1,022,212)	(1,073,252)
Accumulated other comprehensive income (loss)	6,807	(73,086)

	323,022	192,089

	$3,719,546	$3,651,799

Newcastle Investment Corp.

Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	2012	2011
Cash flows From Operating Activities
Net income	73,471	109,673
Adjustment to reconcile net income to net cash provided by (used in) operating activities (inclusive of amounts related to discontinued operations):
Depreciation and amortization	87	46
Accretion of discount and other amortization	(12,213)	(10,771)
Interest income in CDOs redirected for reinvestment or CDO bond pay down	(1,230)	(3,724)
Interest income on investments accrued to principal balance	(5,293)	(4,535)
Interest expense on debt accrued to principal balance	109	410
Deferred interest received	—	1,027
Valuation allowance (reversal) on loans	(9,031)	(41,307)
Other-than-temporary impairment on securities	1,951	4,101
Impairment on real estate held-for-sale	—	433
Change in fair value on investments in excess mortgage servicing rights	(1,216)	—
Gain on settlement of investments (net) and real estate held-for-sale	(4,823)	(33,158)
Unrealized loss on non-hedge derivatives and hedge ineffectiveness	(2,087)	201
Gain on extinguishment of debt	(20,743)	(11,042)
Change in:
Restricted cash	286	109
Receivables and other assets	555	(40)
Due to affiliates	—	(68)
Accrued expenses and other liabilities	(559)	(61)

Net cash provided by (used in) operating activities	19,264	11,294

Cash Flows From Investing Activities
Principal repayments from repurchased CDO debt	4,497	9,726
Principal repayments from CDO securities	198	—
Return of investment in excess mortgage servicing rights	2,425	—
Principal repayments from loans and non-CDO securities	22,894	37,605
Purchase of real estate securities	(4,340)	(89,601)
Acquisition of investments in excess mortgage servicing rights	(3,072)	—
Acquisition of servicing rights	—	(2,082)

Net cash provided by (used in) investing activities	22,602	(44,352)

Cash flows From Financing Activities
Repurchases of CDO bonds payable	(9,159)	(1,083)
Repayments of other bonds payable	(10,450)	(10,460)
Borrowings under repurchase agreements	4,117	79,978
Repayments of repurchase agreements	(10,133)	(2,907)
Issuance of common stock	—	98,843
Costs related to issuance of common stock	—	(58)
Common Stock dividends paid	(15,777)	—
Preferred Stock dividends paid	(1,395)	(4,185)

Net cash provided by (used in) financing activities	(42,797)	160,128

Net Increase (Decrease) in Cash and Cash Equivalents	(931)	127,070
Cash and Cash Equivalents, Beginning of Period	157,356	33,524

Cash and Cash Equivalents, End of Period	$156,425	$160,594

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$20,726	$28,759
Supplemental Schedule of Non-Cash Investing and Financing Activities
Common stock dividends declared but not paid	$21,036	$—
Preferred stock dividends declared but not paid	$930	$930

Newcastle Investment Corp.

Reconciliation of Core Earnings

(dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Income available for common stockholders	$72,076	$108,278
Add (Deduct):
Impairment (reversal)	(7,080)	(37,206)
Other income	(29,752)	(45,469)
Loss (Income) from discontinued operations	(264)	(190)

	$34,980	$25,413

Core Earnings

•

Core earnings is used by management to gauge the current performance of Newcastle without taking into account gains and losses, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. Management views this measure as Newcastle’s “core” current earnings, while gains and losses (including impairment) are simply a potential indicator of future earnings. Management believes that this measure provides investors with useful information regarding Newcastle’s “core” current earnings, and it enables investors to evaluate Newcastle’s current performance using the same measure that management uses to operate the business. Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

Newcastle Investment Corp.

Reconciliation of Cash Available for Distribution

(dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Reconciliation of Cash Available for Distribution:
Net cash provided by operating activities	19,264	11,294

Principal repayments from CDOs bought at a discount(1)	4,695	9,726
Less: Return of capital included above (2)	(3,005)	(4,595)

Subtotal	1,690	5,131
Preferred dividends (3)	(1,395)	(1,395)

Cash Available for Distribution	$19,559	$15,030

Other data from the Consolidated Statements of Cash Flows:
Net cash provided by (used in) investing activities	$22,602	$(44,352)
Net cash provided by (used in) financing activities	(42,797)	160,128
Net increase (decrease) in cash and cash equivalents	(931)	127,070

(1)	Excludes principal repayments on assets purchased at par or assets where the principal received is required to pay down Newcastle’s debt (assets held in our CDO’s, MH loans and Agency Securities).
(2)	Represents the portion of principal repayments from repurchased CDO debt and from CDO securities computed based on the ratio of Newcastle’s purchase price of such debt or securities to the aggregate principal payments expected to be received from such debt or securities.
(3)	Represents preferred dividends to be paid on an accrual basis (payments are made at the end of Jan, Apr, Jul and Oct).

Cash Available for Distribution (“CAD”)

•	We believe that CAD is useful for investors because it is a meaningful measure of our operating liquidity. It represents GAAP net cash provided by operating activities adjusted for two factors:

1.	Principal payments received from Newcastle’s investments in repurchased CDO debt and CDO securities in excess of the portion that represent a return of Newcastle’s invested capital. In other words, although these net principal repayments are reported as investing activities for GAAP purposes, they actually represent a portion of Newcastle’s return on these investments (or yield), rather than a return of Newcastle’s invested capital.

2.	Preferred dividends. Although these dividends are reported as financing activities for GAAP purposes, they represent a recurring use of Newcastle’s operating cash flow similar to interest payments on debt.

•	Management uses CAD as an important input in determining cash available to pay dividends to Newcastle’s common stockholders.

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CAD excludes principal repayments on assets purchased at par or assets where the principal received is required to pay down Newcastle’s debt (assets held in our CDOs, MH loans and Agency Securities). Furthermore, net cash provided by operating activities, a primary element of CAD, includes timing differences based on changes in accruals. For these reasons CAD is limited in its usefulness and does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of CAD may be different from the calculation used by other companies and therefore comparability may be limited.